EXHIBIT 99.1

FOR IMMEDIATE RELEASE	No. 06-05

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI AGAIN PREVAILS IN LOUISIANA APPELLATE COURT

Fourth Circuit Court of Appeal Denies Advantage Capital’s Application for Rehearing

CARENCRO, LA – JANUARY 30, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today that the Fourth Circuit Court of Appeal for the State of Louisiana (the “Fourth Circuit”) has denied the application by Advantage Capital, et. al. (collectively “Advantage Capital”) requesting the Fourth Circuit rehear and reconsider its earlier ruling granting OMNI’s Motion for Partial Summary Judgment affirming OMNI’s right to redeem its Series A and Series B Preferred Stock (“Preferred Stock”).

Commenting on the Fourth Circuit Court of Appeal’s recent decision, James C. Eckert, Chief Executive Officer said, “We are continuing to eliminate the various uncertainties that have provided some distraction to our management team. With this recent decision coupled with the previous federal ruling in this matter, also in OMNI’s favor, we are increasingly able to focus more of our attention to the business of OMNI. As a result, we are continuing to concentrate on maximizing shareholder value by increasing asset utilization and improving operating efficiencies thereby increasing our profitability. This continued focus is essential as we grow our core businesses. We are delighted that the courts continue to validate our position on the Company’s right to redeem the Preferred Stock.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI currently provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the timely completion of scheduled seismic drilling projects, OMNI’s dependence on activity in the oil and gas industry, demand for OMNI’s environmental services unit, labor shortages, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the completion of strategic transactions under consideration by OMNI, the outcome of pending litigation and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.